IMAGIS Technologies Inc. 1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

Imagis Technologies Inc. Presents at Biometrics and Security Investment Forum

New York, NY - December 6, 2001: At yesterday's Biometrics and Security Technology Investment Forum held in New York City, Iain Drummond, president and CEO of Imagis Technologies Inc. ("Imagis"), discussed the increase in demand for biometric facial recognition technology due to the heightened focus on homeland security. He also noted the technology's growing adoption rate among law enforcement agencies in the U.S. and in Europe.

Specifically, Drummond highlighted recent company news including the following:

  Installation of Imagis ID-2000TM facial recognition software application at Oakland International Airport as part of a US$2.65 million contract with Alameda County Sheriff's Department to provide a completely integrated law enforcement solution; and
  Imagis' development of a facial recognition application based on Imagis ID-2000 to assist in Operation Landmark, an international crackdown on child pornography headed by the National Crime Squad ("NCS") in London, UK.

The Biometrics and Security Technology Investment Forum was produced by Wall Street Reporter Magazine and was sponsored by the American Stock Exchange. The conference examined investment opportunities in biometrics and security technology companies and was attended by leading Wall Street analysts, fund managers, and venture capitalists.

About Facial Recognition Technology
Biometric facial recognition measures characteristics of a human face, which can be used to automatically recognize an individual or verify an individual's identity.

Imagis' biometric technology uses more than 200 facial descriptors, generated from its sophisticated image analysis algorithms, to capture and compare an individual's face against a database, quickly identifying individuals who pose a potential threat. Imagis ID-2000 enables law enforcement officials and airport personnel to:

  Search for criminals based on images such as tattoos, jewelry, clothes and scars;
  Scan millions of regional, national and international database records in seconds; and
  Access details of criminals' aliases, associates and vehicles.

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News Release December 6, 2001 Page 2	1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of advanced biometric-based software applications, which provide access control and individual identification for airports, law enforcement, customs and immigration, and criminal justice. Imagis currently has hundreds of users for several international installations of its biometric facial recognition technology, including Canada's Pearson International Airport, several RCMP detachments in Canada, as well as numerous cities in California and Mexico. Imagis markets its products through a network of Business Partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver 'Buck' Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the Web at http://www.imagistechnologies.com

On behalf of the Board

"Sandra Buschau"

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Contacts:
Imagis Technologies Inc. Sandra Buschau Tel: + 1 604 684 4691 sandy@imagistechnologies.com	Schwartz Communications Inc. Christina Schneider, Annie Kim Tel: +1 415 512 0770 imagis@schwartz-pr.com

SOURCE: Imagis Technologies Inc.

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